Exhibit 10.5

August 9, 2012

Via Electronic Mail (todd.m.soames@gmail.com) and Hand Delivery

Todd Sames

Dear Todd:

It is my pleasure to offer you a position with Visualant, Inc. as Vice President, Business Development.  Your offer of employment consists of the following:

•	Your employment commences on a date to be mutually agreed upon.
•	You are being hired as the Vice President, Business Development, a full time position with the Company
•	You will report to the Chief Executive Officer and collaborate with Richard Mander, our Vice President of Product Management and Technology.
•	Your annual salary will be $120,000.00, paid over twenty-four [24] pay periods.
•
You will receive options to purchase 1,000,000 shares of the Company’s common stock pursuant to the terms and conditions of the Employee Stock Option Plan.  The options shall be priced at $0.13 (Thirteen Cents) per share.

•	We will negotiate a mutually agreed upon incentive bonus plan which will compensate you for license agreements and business development contracts you secure which provide revenue to Visualant.
•	You will be eligible for coverage under the Visualant health and dental insurance programs at the parent or subsidiary level.
•
You will receive 120 hours [15 days] per year of Paid Time Off [PTO], which will accrue at 5 hours per pay period.  In the event your employment terminates before you have accrued all the PTO you have actually used, you agree that the Company may withhold and deduct from your final paycheck the pay associated with the PTO days used, but not accrued. Specific details regarding your benefits will be provided upon completion of your orientation period.

•	As we grow as a company, many of the attributes of normal company benefits, including 401K will be established.

This offer letter is not a contract of employment for any specific or minimum term.  The employment Visualant, Inc. offers you is terminable at will.  This means that our employment relationship is voluntary and based on mutual consent.  You may resign your employment, and Visualant, Inc. likewise may terminate your employment, at any time, for any reason, with or without cause with thirty days’ notice.

500 Union Street     |     Suite 406     |     Seattle, WA 98101
Tel:  206.903.1351    |   Fax: 206.903.1352

Todd Sames

August 9, 2012

Your signature below signifies your acceptance of this offer of employment.

We look forward to you becoming a part of our Visualant team, and are excited about the contributions you will make to the success of Visualant, Inc. You may contact me with any questions you may have concerning this letter.

Sincerely,

/s/ Ron Erickson

Ron Erickson
Chief Executive Officer

Accepted this 9th day of August, 2012

/s/ Todd Sames

 Todd Sames

500 Union Street     |     Suite 406     |     Seattle, WA 98101
Tel:  206.903.1351    |   Fax: 206.903.1352